Exhibit 99.1

Graymark Healthcare Reports

Second Quarter 2012 Financial Results

Company to Host Conference Call Today to Discuss Results and Foundation Healthcare

Definitive Purchase Agreement

OKLAHOMA CITY, OK – August 14, 2012–Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the second quarter ended June 30, 2012.

“I am very pleased with Graymark’s continued improvement in the volume of sleep studies performed in the second quarter, as compared to last year, and that we posted our fourth consecutive quarter of year-over-year growth,” said Stanton Nelson, CEO of Graymark Healthcare. “We also experienced nice growth in the number set-ups in the quarter, which grew 13% compared to the previous quarter as a result of better processes we put in place. The percentage of conversion in the quarter increased nicely to 16% versus last quarter’s 14%, though still short of our goal of 19-20%. We are pleased with the progress being made on increasing conversion as a result of new processes that have been put in place.”

“We announced the definitive acquisition agreement with Foundation Healthcare yesterday, an owner and operator of 21 outpatient surgery centers and surgical hospitals in seven states. The proposed transaction creates a highly-scalable and profitable outpatient surgery and sleep center company, adding approximately $44 million to our annualized revenue base. We believe this transaction brings powerful synergies to our existing business, including the integration of centralized functions and provider-based billing, as well as leveraging our SG&A costs across a much larger organization. We expect the acquisition to be accretive and are thrilled at the opportunity to create a powerful platform in these highly fragmented and complementary industries. The transaction is expected to close in the third quarter 2012, subject to the finalization of ancillary agreements and the satisfaction of specified closing conditions and third-party consents.”

Second Quarter 2012 Financial Results

Net revenues in the second quarter of 2012 were $4.3 million, decreasing 2.2% from $4.4 million in the second quarter of 2011. The decrease in revenue was primarily attributable to lower product sales due to a reduced number of CPAP set-ups and reduced reimbursement levels for both CPAP set-ups and re-supply shipments due to patient mix fluctuations. Additionally, the initiation of monthly shipments in Q3 2011, where permitted by payers, in addition to our customary quarterly shipments resulted in significantly lower average revenues per shipment as the monthly shipments are significantly smaller in dollar amount.

During the second quarter of 2012, the company continued to focus on increasing patient sleep study volumes by increasing referral levels and referral conversion rates, maximizing the use of available capacity and compressing the elapsed time between referral receipt and rendering of service. As a result, sleep study volume increased 4.5% to 4,185 studies from 4,005 in Q2 of 2011. Net service revenues were level with the second quarter of 2011 primarily due to the continued shift of patients to hospital/outreach facilities which have lower average revenue per sleep study, but higher net earnings due to lower facility and other fixed overhead costs.

Net revenues from Graymark’s sleep therapy business were $1.1 million, decreasing 9.6% from $1.3 million in the year-ago quarter. The decrease was due to a reduction in CPAP set-ups along with a decline in reimbursement levels for both CPAP set-ups and re-supply shipments due to patient mix fluctuations. Re-supply volume increased 43.9% to 3,646 packages shipped, compared to 2,533 shipped in the year-ago quarter. It should be noted that the comparison of these shipment numbers is skewed due to the initiation of monthly shipments in Q3 2011, where permitted by payers. The increase in monthly shipments in addition to our customary quarterly shipments resulted in significantly lower average revenues per shipment as the monthly shipments are significantly smaller in dollar amount. We experienced a 16.1% increase in therapy revenue sequentially compared to Q1 of 2012 due to a sequential increase in set-up volume compared to the first quarter of 2012. The higher reimbursement for set-ups compared to the average shipment more than offset the impact of the 10% decrease in shipment volumes quarter over quarter.

Selling, general and administrative expenses increased $0.7 million or 20.9% to $3.8 million, compared to $3.1 million in the year-ago quarter.

Loss from continuing operations, net of taxes, was $5.3 million the second quarter of 2012, compared to a loss from continuing operations of $1.1 million in the year-ago quarter. Net loss attributable to Graymark was $5.3 million or $(0.34) per share in the second quarter of 2012, compared to a net loss of $0.6 million or $(0.07) per share in the year-ago quarter.

EBITDA from continuing operations in the second quarter of 2012 was a loss of $1.6 million, compared to a loss of $0.5 million in the year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).

At the end of the second quarter of 2012, cash and cash equivalents totaled $1.1 million, compared to $4.9 million at December 31, 2011.

Second Quarter 2012 Overview

	Q22012	Q22011	Change %	Q12012	Change %
Net Revenues ($ in thousands)
Services (Sleep Diagnostics)	$3,167	$3,143	0.8%	$3,376	-6.2%
Product Sales (Sleep Therapy)	1,145	1,266	-9.6%	986	16.1%

Total	$4,312	$4,409	-2.2%	$4,362	-1.1%

Volume
Sleep Studies	4,185	4,005	4.5%	4,234	-1.2%
Set-ups	662	683	-3.1%	586	13.0%
Conversion percentage	15.8%	17.1%		13.8%
Re-supply	3,646	2,533	43.9%	4,060	-10.2%

Second Quarter 2012 Operational Highlights

•

Signed two new hospital contracts and opened four new locations, bringing the net facility count to 107 (81 hospital or rural outreach facilities and 26 stand-alone diagnostic testing (19), treatment and therapy facilities (7)).

Sleep Studies by Facility Type

	Q2 2012		Q2 2011		Q1 2012
	Number	%	Number	%	Number	%
Free standing centers	2,351	56%	2,467	62%	2,472	58%
Hospital based	1,834	44%	1,538	38%	1,762	42%

Total sleep studies performed	4,185		4,005		4,234

Conference Call

The company will host a conference call to discuss its second quarter 2012 financial results today (August 14, 2012) at 10:00 a.m. Eastern time.

Dial-in number: 1-877-303-7611

International: 1-970-315-0445

Conference ID#: 19992108

The conference call will be broadcast live webcast at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=117548&CompanyID=AMDA-15IXOV&e=1&mediaKey=8509A54876F99874FF74B5752B2F6602 and available for replay via the Investors section of the company’s website at www.graymarkhealthcare.com

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Genesis Select at 303-415-0200.

A replay of the call will be available for thirty days.

Toll-free replay number: 1-855-859-2056

International replay number: 1-800-585-8367

Replay pin number: 19992108

Reconciliation of Non-GAAP Financial Measures

Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expenses (including impairment of goodwill), as a complement to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

GRAYMARK HEALTHCARE, INC.

Reconciliation of Net Income to EBITDA From Continuing Operations

For the Three Months Ended June 30, 2012 and 2011

	2012	2011
Net loss	$(5,310,808)	$(600,248)
(Income) loss from discontinued operations, net of taxes	47,810	(542,342)

Loss from continuing operations, net of taxes	(5,262,998)	(1,142,590)

EBITDA addbacks:
Interest expense, net	283,170	325,367
Income taxes	(3,498)	3,498
Impairment of goodwill	3,041,000	—
Depreciation and amortization	335,537	277,534

Total EBITDA addbacks	3,656,209	606,399

EBITDA from continuing operations	$(1,606,789)	$(536,191)

About Graymark Healthcare

Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ:GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, that the Foundation acquisition is consummated on a timely basis or at all, the company’s actual results differ materially from expected results, the company is not able to achieve the operational, revenue or cost synergies that are expected, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Graymark Healthcare, Inc.

Stanton Nelson

Chairman and CEO

Tel 1-405-601-5300

Investor Relations:

Genesis Select, Inc.

Kim Rogers-Carrete

Partner

Tel 1-303-415-0200

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Balance Sheets

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$1,071,733	$4,915,032
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $3,124,247 and $3,100,612, respectively	3,350,177	3,095,447
Inventories	401,381	427,039
Current assets from discontinued operations	27,778	1,059,023
Other current assets	493,013	274,049

Total current assets	5,344,082	9,770,590

Property and equipment, net	3,382,679	2,935,992
Intangible assets, net	1,131,699	1,214,633
Goodwill	10,688,571	13,729,571
Other assets from discontinued operations	—	54,255
Other assets	271,035	280,289

Total assets	$20,818,066	$27,985,330

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Accounts payable	$1,401,875	$782,367
Accrued liabilities	2,800,261	2,262,096
Current portion of long-term debt	18,254,154	2,071,597
Current liabilities from discontinued operations	395,627	723,274

Total current liabilities	22,851,917	5,839,334

Long-term debt, net of current portion	213,614	17,203,691
Other liabilities	117,282	117,282

Total liabilities	23,182,813	23,160,307
Equity:
Graymark Healthcare shareholders’ equity (deficit):
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 15,155,634 and 15,070,634 issued and outstanding, respectively	1,516	1,507
Paid-in capital	40,182,696	40,080,923
Accumulated deficit	(42,305,503)	(35,113,386)

Total Graymark Healthcare shareholders’ equity (deficit)	(2,121,291)	4,969,044
Noncontrolling interest	(243,456)	(144,021)

Total equity (deficit)	(2,364,747)	4,825,023

Total liabilities and shareholders’ equity (deficit)	$20,818,066	$27,985,330

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Statements of Operations

For the Three Months Ended June 30, 2012 and 2011

(Unaudited)

	2012	2011
Net Revenues:
Services	$3,166,931	$3,143,390
Product sales	1,144,976	1,265,763

	4,311,907	4,409,153

Cost of Services and Sales:
Cost of services	1,373,552	1,292,960
Cost of sales	402,082	388,660

	1,775,634	1,681,620

Gross Margin	2,536,273	2,727,533

Operating Expenses:
Selling, general and administrative	3,788,287	3,133,739
Bad debt expense	354,775	122,980
Impairment of goodwill	3,041,000	—
Depreciation and amortization	335,537	277,534

	7,519,599	3,534,253

Other (Expense):
Interest expense, net	(283,170)	(325,367)
Other expense	—	(7,005)

Net other (expense)	(283,170)	(332,372)

Income (loss) from continuing operations, before taxes	(5,266,496)	(1,139,092)
(Provision) benefit for income taxes	3,498	(3,498)

Income (loss) from continuing operations, net of taxes	(5,262,998)	(1,142,590)
Income (loss) from discontinued operations, net of taxes	(47,810)	542,342

Net income (loss)	(5,310,808)	(600,248)
Less: Net income (loss) attributable to noncontrolling interests	(48,788)	(18,378)

Net income (loss) attributable to Graymark Healthcare	$(5,262,020)	$(581,870)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.34)	$(0.13)
Income (loss) from discontinued operations	—	0.06

Net income (loss) per share	$(0.34)	$(0.07)

Weighted average number of common shares outstanding	15,115,469	8,787,853

Weighted average number of diluted shares outstanding	15,115,469	8,787,853

GRAYMARK HEALTHCARE, INC.

Consolidated Condensed Statements of Operations

For the Six Months Ended June 30, 2012 and 2011

(Unaudited)

	2012	2011
Net Revenues:
Services	$6,543,726	$6,100,994
Product sales	2,131,048	2,512,140

	8,674,774	8,613,134

Cost of Services and Sales:
Cost of services	2,736,935	2,515,904
Cost of sales	797,194	797,356

	3,534,129	3,313,260

Gross Margin	5,140,645	5,299,874

Operating Expenses:
Selling, general and administrative	7,472,703	6,722,989
Bad debt expense	652,655	240,828
Impairment of goodwill	3,041,000	—
Depreciation and amortization	607,236	557,474

	11,773,594	7,521,291

Other (Expense):
Interest expense, net	(572,198)	(674,944)
Other expense	—	(9,234)

Net other (expense)	(572,198)	(684,178)

Income (loss) from continuing operations, before taxes	(7,205,147)	(2,905,595)
(Provision) benefit for income taxes	—	(6,996)

Income (loss) from continuing operations, net of taxes	(7,205,147)	(2,912,591)
Income (loss) from discontinued operations, net of taxes	(80,211)	391,373

Net income (loss)	(7,285,358)	(2,521,218)
Less: Net income (loss) attributable to noncontrolling interests	(93,241)	(103,082)

Net income (loss) attributable to Graymark Healthcare	$(7,192,117)	$(2,418,136)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.47)	$(0.35)
Income (loss) from discontinued operations	(0.01)	0.05

Net income (loss) per share	$(0.48)	$(0.30)

Weighted average number of common shares outstanding	15,093,052	8,017,408

Weighted average number of diluted shares outstanding	15,093,052	8,017,408